Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Gustafson Lighting

ELKHART, IN – July 24, 2012 – Patrick Industries, Inc. (NASDAQ: PATK) (the “Company”) announced today the acquisition of the business and certain assets of Elkhart, Indiana-based Gustafson Lighting (“Gustafson”), a major manufacturer and distributor of interior and exterior lighting products, ceiling fans and accessories including glass and glass pads, hardware and lampshades for the RV industry.  The Company estimates Gustafson’s annualized 2012 revenues to be approximately $12 million.  Gustafson marks Patrick’s fifth acquisition since June 2011.

“We are excited about partnering with the team at Gustafson, which has built long-standing trusted relationships with its customers and suppliers during its 50-year history,” stated Todd Cleveland, President and Chief Executive Officer.  “Gustafson commands a large share of the RV interior and exterior lighting market and will be an asset to our organization, providing the opportunity to increase our market share and per unit content and bring value to our customers through new and innovative products.”

The business will continue to operate on a stand-alone basis under the Gustafson brand name in its current facility in Elkhart.  The purchase price for the assets including the building approximates $2.8 million.  The acquisition was funded under the Company’s revolving credit facility and was completed pursuant to a foreclosure and private sale under the Uniform Commercial Code with Capital Source Finance, LLC.

“Gustafson is a natural fit with Patrick’s existing RV and commercial businesses as it brings many competitive advantages to our Company, including high quality product lines, strategic sales, design and supplier relationships, exceptional customer service, industry experience, and breadth and depth of products.  We plan to capitalize on certain synergies that our two companies can bring to each other.  Patrick will cover certain existing trade payables in order to maintain the integrity of Gustafson’s quality relationships with its key supplier base and as a reflection of our commitment to the industry.  We also intend to invest the capital needed for Gustafson to strengthen its position as the leader in the RV lighting industry,” said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, interior passage doors, exterior graphics, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, shower doors, furniture, fireplace and slide-out surrounds and fascia, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements, except as required by law.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com